                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                             PICTURETEL CORPORATION
                (Name of Registrant as Specified In Its Charter)


                             PICTURETEL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             PICTURETEL CORPORATION

                               100 MINUTEMAN ROAD

                          ANDOVER, MASSACHUSETTS 01810



                                                                  April 29, 1998

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of PictureTel Corporation which will be held on Wednesday, June 17, 1998 at 10:00 a.m. at the World Trade Center, 164 Northern Avenue, Boston, Massachusetts.

     We ask for your support in approving the election of directors (Item 1) and for the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors (Item 2).

     A copy of the Company's Annual Report to Stockholders for 1997 is included with the proxy materials.

                                            Sincerely,

                                            DR. NORMAN E. GAUT
                                            Chairman of the Board

                             PICTURETEL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PictureTel Corporation (the "Company") will be held at the World Trade Center, 164 Northern Avenue, Boston, Massachusetts, on the 17th day of June, 1998 at 10:00 a.m. for the following purposes:

     1. To fix the number of directors at five and to elect five directors, each to serve until the next annual meeting and until his successor is elected and qualified.

     2. To consider and act upon a proposal to ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the 1998 fiscal year.

     3. To transact any other business which may properly be brought before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 20, 1998 are entitled to notice of and to vote at the meeting or any adjournment thereof.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            RICHARD B. GOLDMAN
                                            Secretary

Andover, Massachusetts
April 29, 1998







     A PROXY CARD IS ENCLOSED FOR YOUR USE. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE.

                             PICTURETEL CORPORATION

                               100 MINUTEMAN ROAD

                          ANDOVER, MASSACHUSETTS 01810

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1998

                                PROXY STATEMENT

     The enclosed form of proxy is solicited on behalf of the Board of Directors of PictureTel Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the World Trade Center, 164 Northern Avenue, Boston, Massachusetts, on June 17, 1998 at 10:00 a.m. and at any and all adjourned sessions thereof. The proxy may be revoked prior to its exercise (i) by written notice received by the Secretary of the Company at its address set forth above, (ii) by execution of a later-dated proxy, or (iii) by attending the Annual Meeting or any session thereof and voting the shares covered by the proxy in person. Shares represented by duly executed proxies will be voted FOR the election of directors and the proposal set forth in Item 2 unless authority to vote for the election of directors or such proposal is withheld or different instructions are given. The proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof, and if it contains any specifications, it will be voted in accordance therewith.

     Stockholders of record at the close of business on April 20, 1998 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 20, 1998, there were outstanding and entitled to vote 38,275,525 shares of Common Stock.

     It is expected that the form of proxy and proxy statement will first be mailed to stockholders on or about April 29, 1998.

ITEM 1 -- ELECTION OF DIRECTORS

     The directors propose that the stockholders fix the number of directors at five. All of the nominees are currently directors. All directors were elected at the 1997 Annual Meeting of Stockholders on June 12, 1997 with the exception of Bruce R. Bond, President and Chief Executive Officer, who was elected on February 27, 1998 to replace Vinod Khosla as a result of his resignation from the Board. Five directors are to be elected to serve as Directors until the next annual meeting and until their successors are elected and qualified.

NOMINEES FOR ELECTION

     The age, positions with the Company, principal occupations during the past five years, and directorships of other public companies now held by each person who is a nominee for election as a Director at the Annual Meeting are as follows:

     Dr. Norman E. Gaut, 60, is currently Chairman of the Board. Dr. Gaut was President and Chief Executive Officer of the Company from January, 1986 to February, 1998, and was elected Chairman of the Board on April 9, 1987. Dr. Gaut has been a Director of the Company since September, 1984.

     Robert T. Knight, 60, was elected a Director in December, 1992 and is a member of the Compensation Committee and Audit Committee. Mr. Knight became President of Technology Venture Services in January, 1996. Mr. Knight was Chairman of Digital Sound Corporation, a voice processing company, from December, 1994 to December, 1995. Previously, Mr. Knight was President and Chief Executive Officer of Digital Sound Corporation. Prior to 1991, Mr. Knight was a corporate vice president of Xerox Corporation. Mr. Knight is also a Director of Cottage Health Systems, a California Health Care provider, and Data Dimensions, Inc., a consulting company specializing in Year 2000 software compliance issues. Mr. Knight is also a Director of 2 private companies.

     David B. Levi, 65, has been a Director of the Company since September, 1986 and is a member of the Audit Committee. Mr. Levi was the Chief Operating Officer of Voice Control Systems, a speech recognition company, until he retired in 1997. Previously, Mr. Levi was President of Voice Processing Corporation, a speech recognition technology company for telephony markets, from November, 1995 to November, 1996. From July, 1991 to April, 1995, Mr. Levi was President of Natural Microsystems Corporation, a manufacturer of voice processing systems. Mr. Levi is also a Director of Voxware, a public company in the speech compression business, and Microlog, a public company in the interactive voice response business. Mr. Levi is also a Director of several private companies.

     Enzo Torresi, 53, was elected a Director of the Company in August, 1996 and is a member of the Compensation Committee. He is currently Chairman, Cofounder, and Chief Executive Officer of ICAST Corporation, a privately held Internet software company that specializes in IP Broadcast and multimedia networking technology. Mr. Torresi is also Vice Chairman and a Cofounder of Power Computing Corporation. From January, 1989 to October, 1994, Mr. Torresi was President, Chief Executive Officer, and Cofounder of NetFRAME Systems Incorporated, a public company in the network server business.

     Bruce R. Bond, 51, became President and Chief Executive Officer in February, 1998 and was elected a Director at that time. Mr. Bond came to PictureTel from ANS Communications, the networking subsidiary of America Online, Inc., where he served as Chief Executive Officer from July, 1996 to February, 1998. Prior to ANS, Mr. Bond spent seven years with British Telecom, where he ran the company's largest business division. Mr. Bond is also a Director of WITCO Corporation, a public specialty chemical company.

     None of the nominees are related to any other nominee or to any executive officer of the Company by marriage, adoption, or blood (except relationships, if any, more remote than first cousins).

BOARD MEETINGS AND COMMITTEES:

     The Board of Directors of the Company took action by written consent 5 times and held 13 meetings, including telephone/video meetings, during the fiscal year ended December 31, 1997. The Board has two standing committees: an Audit Committee and a Compensation Committee.

     The Compensation Committee currently consists of two non-employee directors, Robert T. Knight and Enzo Torresi. It has the authority to determine the compensation of officers and key employees of the Company, to determine compensation under the employee benefit plans and to administer the Company's incentive plans including stock option and purchase plans and options. During the fiscal year ended December 31, 1997, the Compensation Committee took action by written consent 7 times, and held 6 meetings.

     The Audit Committee currently consists of two non-employee directors, Robert T. Knight and David B. Levi. It provides review of internal control policies and procedures with respect to the Company's operations. Further, the Committee recommends the appointment of the Company's independent auditors and meets annually with the auditors to review the scope and results of the year-end audit and discuss any concerns related to corporate accounting practices or controls. The Audit Committee held 4 meetings during the fiscal year ended December 31, 1997 and several informal meetings relating to the decision to restate certain financial statements.

     Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served in 1997.

DIRECTORS COMPENSATION

     During fiscal 1997, each director who is not an officer, employee, or full-time consultant to the Company or any subsidiary (an "Outside Director") received an annual retainer of $20,000 and received $1,000 for each meeting of the Board of Directors, including Compensation and Audit Committee meetings, that such Outside Director attended. Outside Directors also received expense reimbursements for attending Board and Committee meetings. In addition, Robert
T. Knight received $10,000 from the Company for general marketing consulting services provided to the Company between October 20, 1997 and December 20, 1997 (when

Mr. Knight was not a member of the Compensation Committee). Directors who are officers or employees of the Company do not receive any additional compensation for their services as a director.

     Outside Directors are also entitled to participate in the Amended 1992 Non-Employee Directors' Stock Option Plan. The plan provides that each Outside Director who had been a Director for more than two years on August 1, 1996 and each other Outside Director first elected a Director after August 1, 1996 ("Eligible Directors") shall automatically be granted an option to purchase 20,000 shares of Stock at an exercise price equal to the fair market value of the Stock on the respective effective date of the grant (August 1, 1996 or the date of election, respectively). Each option is exercisable in installments, 25% one year after the effective date of the grant and 6.25% after the end of each quarter thereafter so that the options are 100% exercisable four years after the effective date of grant. The Plan also provides for the annual grant of stock options to purchase 5,000 shares of the Company's Common Stock to each Eligible Director on August first of each year, commencing on August 1, 1997, provided that no such annual option for 5,000 shares shall be granted to a director who first became a director of the Company within six months prior to August first of said year. These annual grants become fully vested and exercisable one year from the date of grant. In February, 1998, this plan was amended to allow for the non-automatic grant of stock options to eligible directors from time to time at the discretion of the Board of Directors. Each of the then outside directors received a grant of stock options to purchase 20,000 shares of the Company's Common Stock effective February 27, 1998 at an exercise price of $7.188, the market price on that date, which amounted to 60,000 shares in the aggregate of the 430,000 shares that are covered by that plan. Each option is exercisable 100% after one year from the date of grant. All options remain exercisable until 10 years after date of grant unless an Eligible Director ceases to be a director for any reason other than death or total and permanent disability; all options held by the Director that are not then exercisable shall then terminate. Options that are exercisable on the date of such termination, shall continue to be exercisable until the earlier of (1) three months thereafter or (2) the date on which the option would have terminated had the director remained an Eligible Director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Executive officers, directors and greater than ten-percent shareholders are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required to be filed, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied in 1997.

     Unless authority to do so has been withheld or limited in proxies, proxies will be voted to fix the number of directors at five and to elect the nominees specified above. However, should any of the nominees refuse or be unable to serve, it is the intention of the persons named as proxies to act in respect to the filling of that office by voting the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may, in their discretion, determine.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO FIX THE NUMBER OF DIRECTORS AT FIVE AND FOR EACH OF THE FIVE NOMINEES.

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of March 10, 1998 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock of the Company, each of the Company's directors and named executive officers and the Company's executive officers and directors as a group.

                                                                     SHARES OF
                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
NAME AND ADDRESS OF HOLDER                                     NUMBER          PERCENT
--------------------------                                     ------          -------
Norman E. Gaut(1)...........................................    879,692          2.2%
Robert T. Knight(2).........................................     30,750            *
David B. Levi(3)............................................     63,050            *
Enzo Torresi(4).............................................      8,750            *
Bruce R. Bond...............................................        -0-            *
Richard B. Goldman..........................................        -0-            *
David W. Grainger(5)........................................     86,250            *
Lawrence M. Bornstein(6)....................................     66,928            *

The Crabbe Huson Group, Inc.(7).............................  3,671,300          9.4%
     121 S.W. Morrison
     Suite 1400
     Portland, OR 97204

State of Wisconsin Investment Board(8)......................  2,486,900          6.3%
     P.O. Box 7842
     Madison, WI 53707

All Directors and Executive Officers as a Group (consisting
  of 8 persons)(9)..........................................  1,135,420          2.9%

---------------
 * Less than one percent.

 (1) Includes 675,000 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1998 and 28,000 shares of Common Stock owned by a trust which Dr. Gaut may be deemed to beneficially own.

 (2) Includes 23,750 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1998.

 (3) Includes 32,750 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1998.

 (4) Represents 8,750 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1998.

 (5) Represents 86,250 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1998.

 (6) Includes 66,093 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1998.

 (7) The Crabbe Huson Group, Inc. holds these shares as investment adviser for its investment management clients. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 1998.

 (8) The State of Wisconsin Investment Board is a government agency which manages public pension funds subject to provisions comparable to ERISA. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 20, 1998.

 (9) Also included in the determination of beneficial ownership are any shares which may be acquired by a director or officer of the Company within sixty days through the exercise of any option. As of March 10, 1998, 892,593 shares of Common Stock may be acquired by such persons on exercise of options which are exercisable within sixty days.

EXECUTIVE OFFICERS

     Norman E. Gaut. See "Nominees for Election" above.

     Bruce R. Bond. See "Nominees for Election" above.

     Richard B. Goldman, 51, joined the Company in June, 1997 as Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer, and Secretary. Prior to joining PictureTel, Mr. Goldman held the position of Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Giga Information Group, an internet-based, third generation knowledge provider from April, 1996 to December, 1996. Mr. Goldman also served as Vice President, Chief Financial Officer, and Treasurer for Sequoia Systems, a manufacturer of fault tolerant computer products from September, 1992 to April, 1996.

     Lawrence M. Bornstein, 55, joined the Company in January, 1994 as Vice President of Human Resources. Prior to joining PictureTel, Mr. Bornstein served as an executive recruiter for Heidrick and Struggles, an executive search firm from June, 1993 to January, 1994. Mr. Bornstein also served as the Human Resources Officer for Computervision Corporation, the surviving entity of an acquisition and merger in 1989 with Prime Computer, Inc. from October 1985 to April, 1993. Previously Mr. Bornstein held like positions with Fidelity and Digital Equipment Corporation.

     David W. Grainger, 55, became Group Vice President Field Operations in November, 1997. Mr. Grainger joined the Company in September, 1994 as Vice President, Worldwide Customer Services (changed to Enterprise Services Division in early 1996). Prior to joining PictureTel, Mr. Grainger held the position of Senior Vice President and Officer, Worldwide Customer Services for Xerox Corporation from September, 1991 to September, 1994.

     All of the Company's executive officers are full-time employees of the Company. Executive officers of the Company hold office for an indefinite term, subject to the discretion of the Board of Directors.

     None of the persons listed above is related to any other such person by marriage, adoption or blood (except relationships, if any, more remote than first cousins).

MANAGEMENT COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years, awarded or accrued, to the Company's Chief Executive Officer and the other four most highly compensated Executive Officers (collectively the "Named Executive Officers").

                                                                           LONG-TERM
                                                                      COMPENSATION AWARDS
                                                            OTHER    ---------------------
                                 ANNUAL COMPENSATION       ANNUAL    RESTRICTED              ALL OTHER
                              --------------------------   COMPEN-     STOCK                  COMPEN-
                                      SALARY     BONUS     SATION     AWARD(S)    OPTIONS     SATION
NAME AND PRINCIPAL POSITION   YEAR     ($)        ($)        ($)        ($)       (SHARES)    ($)(1)
---------------------------   ----    ------     -----     -------   ----------   --------   ---------
Dr. Norman E. Gaut            1997    $349,474     -0-        -0-                 150,000     $ 2,400
  Chairman and CEO            1996     280,000   $ 50,000     -0-                  50,000       2,250
                              1995     280,000    150,000     -0-                   -0-         2,250

Richard B. Goldman            1997(2) $ 95,000   $ 48,000(3)  -0-                 105,000     $ 1,575
  Vice President CFO, CAO,
  Treasurer and Secretary

Domenic J. LaCava             1997(4) $232,040     -0-        -0-                   -0-       $54,736(5)
  President and COO           1996     190,000   $ 50,000     -0-                  19,800       2,250
                              1995     190,000     75,000     -0-                   -0-         2,250

David W. Grainger             1997    $194,481     -0-        -0-                 180,000     $ 2,400
  Group Vice President,       1996     160,000   $ 40,000     -0-                  20,000       2,250
  Field Operations            1995     160,000     90,000(6)  -0-                   -0-         2,250

Lawrence M. Bornstein         1997    $174,846     -0-        -0-                  50,000     $ 2,400
  Vice President,             1996     155,000   $ 40,000     -0-                  17,500       2,250
  Human Resources             1995     155,000     65,000     -0-                   -0-         2,250

---------------
(1) Unless otherwise indicated, Company contributions to 401(k) plan.

(2) Mr. Goldman joined the Company in June, 1997.

(3) Represents sign-on bonus of $10,000 and $38,000 bonus paid pursuant to the Company's agreement with Mr. Goldman.

(4) Mr. LaCava resigned from the Company on October 31, 1997.

(5) Represents payment for vacation time accrued of $12,428, as of the termination date, and severance of $42,308 pursuant to Mr. LaCava's separation agreement.

(6) Includes sign-on bonus installment of $20,000.

                           OPTIONS/SAR GRANTS IN 1997

     The following table shows all grants of options to the Named Executive Officers of PictureTel in 1997. Pursuant to the Securities and Exchange Commission rules, the table also shows the potential realized value of the options assuming PictureTel's stock price appreciates annually by 5% and 10% respectively from the date of grant until the end of the option term (10 years). These rates are mandated by the Securities and Exchange Commission rules and do not represent the Company's estimate or projection of the future Common Stock price. The Company does not agree that the value of an option can properly be determined by this method.

                                           PERCENTAGE                                POTENTIAL REALIZABLE
                                            OF TOTAL                                   VALUE AT ASSUMED
                                            OPTIONS/                                    ANNUAL RATES OF
                                              SARS                                 STOCK PRICE APPRECIATION
                               OPTIONS/    GRANTED TO   EXERCISE OR                     FOR OPTION TERM
                                 SARS      EMPLOYEES    BASE PRICE    EXPIRATION   ------------------------
NAME                          GRANTED(1)    IN 1997     (PER SHARE)      DATE        5% ($)        10% ($)
----                          ----------   ----------   -----------   ----------     ------        -------
Norman E. Gaut..............   150,000        3.46%       $16.875      2/18/2007   $1,591,890    $4,034,161
Richard B. Goldman..........    80,000        1.85%       $ 9.190      7/18/2007      462,103     1,171,304
                                25,000        0.58%       $ 6.875     12/12/2007      108,091       273,924
Domenic J. LaCava(2)........        --          --             --                          --            --
David W. Grainger...........   100,000        2.31%       $16.875      2/18/2007    1,061,260     2,689,440
                                80,000        1.85%       $10.440     11/10/2007      524,601     1,330,056
Lawrence M. Bornstein.......    50,000        1.15%       $16.875      2/18/2007      530,630     1,344,720

---------------
(1) Options granted in 1997, have a ten year term, and are exercisable commencing 12 months after the grant date, with 25% of the option shares covered thereby becoming exercisable at that time and with an additional 6.25% of the option shares becoming exercisable quarterly thereafter, with all options being fully exercisable on the fourth anniversary of the grant date.

(2) Options granted to Mr. LaCava have since expired due to his resignation, dated October 31, 1997.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                      AND 1997 YEAR-END OPTION/SAR VALUES

     The following table provides information as to options exercised by each of the Named Executive Officers of PictureTel during 1997 and the value of options held by such officers at year end 1997 measured in terms of the closing price of PictureTel's Common Stock on NASDAQ on December 31, 1997 ($6.50). (No stock appreciation rights were granted by PictureTel in 1997 and none were outstanding at December 31, 1997.)

                                                                                            VALUE OF UNEXERCISED IN-
                                                                NUMBER OF UNEXERCISED        THE-MONEY OPTIONS/SARS
                                   SHARES                     OPTIONS/SARS AT 12/31/97          AT 12/31/97($)(1)
                                 ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE(#)    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------    --------     -----------   -------------   -----------   -------------
Norman E. Gaut.................     -0-           -0-          483,047        228,125       $194,425           -0-
Richard B. Goldman.............     -0-           -0-           -0-           105,000         -0-              -0-
Domenic J. LaCava..............     -0-           -0-          147,413(2)       -0-           -0-              -0-
David W. Grainger..............     -0-           -0-           48,750        211,250         -0-              -0-
Lawrence M. Bornstein..........     -0-           -0-           40,156         77,344         -0-              -0-

---------------
(1) Amounts in this column reflect the market value of the shares at December 31, 1997 less the exercise price. The actual value of unexercised options fluctuates with stock market activity.

(2) Mr. LaCava's exercisable options at the end of the 1997 fiscal year expired in January, 1998, 3 months after his resignation on October 31, 1997.

EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

     The Company has a severance agreement with Norman E. Gaut, which provides that in the event his employment is involuntarily terminated for any reason other than for cause, Dr. Gaut shall receive his then-current base salary for a period of twenty-four (24) consecutive months following the date of such termination.

     The Company has employment/severance agreements with the other Named Executive Officers in the Summary Compensation Table. These provide for the executive to be an Executive Officer and report to the Chief Executive Officer, for base salary at the specified rates (see Summary Compensation Table) subject to increase at the discretion of the Board and specified levels. In the event that Messrs. Bornstein, Goldman, or Grainger's employment is (i) involuntarily terminated by the Company for any reason other than for cause (as defined), they shall receive their then-current base salary for a period of twelve (12) consecutive months following the date of such termination; or (ii) involuntarily terminated for any reason other than for cause within eighteen (18) months after the employ of a new Chief Executive Officer (which occurred in February, 1998), they shall continue to receive, after any such termination (a) their then-current base salary until the end of such eighteen (18) month period and
(b) fifty percent (50%) of their then-current bonus target opportunity, paid monthly over the balance of such period, but in no case shall the total of all such payments be less than the equivalent of twelve (12) months of the then-current base salary; or (iii) involuntarily terminated by the Company for any reason other than for cause within thirty-six (36) months after a Change of Control of the Company (as defined), they shall be paid equal to two times the sum of (a) their then-current base salary and (b) the highest bonus paid in the prior three years, such payments to be made in installments over a twenty-four
(24) consecutive month period following the date of such termination. In all cases, the executive's welfare benefits (health, life, disability) would continue during such time as the executive is receiving the specified severance payments. These agreements provide these Executive Officers with such severance in the event they voluntarily terminate their employment, within the same time period stated above, for Good Reason (as defined in the agreements). The agreements also contain provisions requiring the executive to remain in the employ of the Company until the Change of Control (subject to the specified provisions for termination by the Company) and provisions relating to an adjustment of the severance in the event that such amount is subject to federal excise tax on change of control payments and benefits.

     In February, 1998 the Compensation Committee made two loans to Mr. Bond in connection with Mr. Bond's becoming the President and Chief Executive Officer at that time. The first loan for $750,000 was made to enable Mr. Bond to retire an obligation with his previous employer. This loan matures on February 28, 2002 or earlier upon termination of employment and is forgiven ratably over a four year period so long as Mr. Bond is an employee of the Company. Interest accrues on this loan at the rate of 8.50% per year. The second loan of $500,000 is a bridge loan to enable Mr. Bond to purchase a residence in Massachusetts. This loan is required to be repaid upon the sale of Mr. Bond's home in New York or in the event of his termination by the Company. Interest on this loan accrues at the rate of 12.00% per year.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of PictureTel (the "Committee") has the authority to set the compensation of the Chief Executive Officer and all executive officers of the Company and makes the following report for the year 1997. The Committee has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation. The Committee administers the Company's incentive plans, including its stock purchase and stock option plans and options, under which stock option grants may be made to executive officers, key employees at all position levels in the Company and other persons, including consultants, who are in a position to make a significant contribution to the success of the Company. The Committee has responsibility for the management incentive program(s) to be in effect for the Chief Executive Officer, executive officers and key employees each fiscal year. The Committee is composed of two independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission. Robert T. Knight was a member of the Committee during fiscal 1997, except for the two months that he served as a consultant to the Company. Other directors serving on the two-person Committee for certain periods during fiscal 1997 were James R. Swartz (until his resignation as a director in June, 1997) and Enzo Torresi, Vinod Khosla, and David B. Levi. The current members of the Committee, Robert T. Knight and Enzo Torresi, have submitted this report.

     General Compensation Philosophy. The Company operates in the competitive and rapidly changing environment of the electronics and high technology industry. The Committee strives to maintain compensation programs that allow the Company to respond to the competitive pressures within this industry. The Company's compensation philosophy is to offer compensation opportunities which are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success, and enhanced shareholder value. These compensation opportunities are intended to be competitive within the electronics and high technology industry and enable the Company to attract, retain and motivate the management talent necessary to achieve the Company's overall business objectives and ensure the Company's long-term growth.

     Compensation Components. It is the Committee's objective to have a substantial portion of each executive officer's compensation opportunity conditional ("at risk") upon the performance of the Company, as well as his or her contribution to the Company's meeting its objectives and to design a total compensation and incentive structure to motivate and reward success, balancing short- and long-term goals. The Company's executive compensation program consists of three major components: (i) a base salary; (ii) an annual management incentive bonus; and (iii) long-term incentives. The second and third elements constitute the "at risk" portion of the Company's overall compensation program.

     Base Salary. The Committee annually reviews each executive officer's base salary. In determining salary adjustments, the Committee considers the executive's individual performance, the Company's success in achieving the annual business objectives, and the executive's current base salary in relation to the expected salary level for the position. The expected salary level is established at approximately the 50th percentile of comparable positions in companies included in the executive compensation surveys in which the Company participates as well as other commercially-available surveys. These surveys include electronic and high technology companies with whom the Company competes for senior-level executives. (Some of the companies included in the surveys are included in the NASDAQ Electronic Components Stock Index used in the "Performance Graph".) Further, the executive officer's total cash compensation (base salary plus bonus is also targeted at approximately the 50th percentile for total cash compensation with an opportunity for the amount of base salary plus bonus opportunity) is likewise targeted at approximately the 50th percentile, but with an opportunity for the total cash compensation to be above the mid-range of the survey groups in the event Company profitability exceeds business plan targets. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. After giving consideration to various factors deemed relevant by the Committee, the Committee determined that effective in January, 1997, base salary adjustments were to be made for the Named Executive Officers (other than Mr. Goldman who was hired in June, 1997) in the Summary Compensation Table. The Committee believes that the salaries paid to all Named Executive Officers (other than Dr. Gaut; see below) approximate the expected 50th percentile of the compensation data reviewed.

     Annual Management Incentive Bonus. The annual management incentive bonus is the first "at risk" executive compensation element in the Company's executive compensation program. At the beginning of each year, the Committee establishes objectives for the management incentive bonus program, including revenue and profitability targets drawn from the fiscal year business plan approved by the Board of Directors. Additionally, at the beginning of each year, the Committee establishes bonus award targets for the executive officers and for 1997 these bonus targets ranged from 40% to 50% of base salaries. The bonus plan has a threshold level of Company performance based on both revenue and profit before interest and taxes (a prescribed percentage of business plan objectives) that must be achieved before any bonuses are awarded. The bonuses that may be awarded under the program may not exceed 100% of a bonus award target upon full achievement of the Company's business plan objectives and may not exceed 200% of a bonus award target for performance well in excess of the Company's business plan objectives. The bonus amounts payable to each executive officer are then determined by considering Company performance and individual performance. After giving consideration to the criteria deemed relevant by the Committee, including the Company's failure to achieve the business plan objectives in 1997, the Committee determined that no incentive bonus awards were to be made under the annual management incentive bonus program to the Named Executive Officers set forth in the Summary Compensation Table. A bonus at the level set forth in the Summary Compensation Table was paid to Mr. Goldman, the Chief Financial Officer who joined the Company in June, 1997, in accordance with the Company's contractual obligations to Mr. Goldman.

     Long-Term Incentive Program ("LTIP"). The LTIP is the second "at risk" element of the Company's compensation program in which executive officers and all other Company employees participate. This program has consisted solely of stock options, not cash (although cash and other stock based awards are permitted under the Company's Equity Incentive Plan). The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders, which bring into balance short- and long-term compensation with the Company's goals, fostering the retention of key executive and management personnel, and stimulating the achievement of superior performance over time. Awards to executives are based upon criteria which include an individual's current position with the Company, total compensation, unvested stock options, the executive's performance in the recent period, expected contributions to the achievement of the Company's long-term performance goals, and current competitive practice. The relative weight given to each of these factors will vary from executive to executive at the Committee's discretion. After giving consideration to the criteria deemed relevant by the Committee, including prior option grants made to Company executives, a competitive analysis of the Company's option program and overall compensation programs against the programs of companies of similar size and industry, and the recommendations of the Company's management, the Committee approved the stock option grants to the Named Executive Officers set forth in the Option/SAR Grant Table. These stock options granted under the Equity Incentive Plan become exercisable over four years and have a term of ten years.

     Compensation of the Chief Executive Officer. Dr. Norman E. Gaut, currently the Chairman of the Board of Directors of the Company, was Chief Executive Officer in 1997. In 1997, the Committee reviewed Dr. Gaut's base salary, and after considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Base Salary" above, the Committee determined to increase Dr. Gaut's base salary effective in January, 1997. After the increase, Dr. Gaut's base salary continues to be below the expected 50th percentile of the executive compensation surveys reviewed, but this is not the sole determinate criterion for establishing his pay.

     At the beginning of fiscal 1997, the Committee established a target incentive bonus for Dr. Gaut at 50% of base salary under the Company's management incentive bonus program described above. After giving consideration to the criteria deemed relevant by the Committee, including the Company's failure to achieve the business plan objectives in 1997, the Committee determined that no incentive bonus award was to be made under the annual management incentive bonus program to Dr. Gaut.

     In 1997, the Committee reviewed Dr. Gaut's stock option position, and after considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Long-Term Incentives" above, the number of unvested options held by Dr. Gaut, and competitive compensation data available to the Committee for comparable positions within the electronics and high technology industry, the Committee approved the stock option grant to Dr. Gaut set forth in the Option/SAR Grant Table. The stock option granted under the Equity Incentive Plan becomes exercisable over four years and has a term of ten years.

     Tax Limitations. As a result of federal tax legislation enacted in 1993, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year, except for, among other matters, "performance-based compensation" approved by stockholders. At the 1995 Annual Meeting, the shareholders approved certain amendments to the Company's Equity Incentive Plan (the "Plan") which were designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under the Plan would qualify as "performance-based compensation". All options granted in 1997 were under plans approved by the shareholders.


                                            Compensation Committee

                                            Robert T. Knight
                                            Enzo Torresi

April 13, 1998

STOCK PERFORMANCE GRAPH

     The following graph sets forth information comparing the cumulative total return to holders of the Company's Common Stock over the last five fiscal years, commencing with the last trading day before the beginning of the Company's fifth preceding fiscal year (the "Measuring Period") with (1) the cumulative total return of the NASDAQ Stock Market Index (U.S.) and (2) the cumulative total return of the NASDAQ Electronics Components Stock Index, assuming in each case the investment of $100 on December 31, 1992. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by
(ii) the share price at the beginning of the Measuring Period. PictureTel has not paid any cash dividends.

        Measurement Period
      (Fiscal Year Covered)            PictureTel            Nasdaq            Electronics
             1992                        100.00              100.00              100.00
             1993                         74.26              114.79              137.29
             1994                         95.05              112.21              151.69
             1995                        341.62              158.69              251.27
             1996                        205.94              195.18              434.53
             1997                         51.49              239.57              455.62

ITEM 2 -- RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the independent public accounting firm of Coopers & Lybrand L.L.P. to audit the accounts of the Company for the fiscal year 1998. The Board of Directors has recommended that stockholders ratify this selection. The Board of Directors will review its selection if this proposal is not approved by the holders of a majority of the voting power of the outstanding shares of the Common Stock of the Company present in person or represented by proxy at the Annual Meeting.

     Neither the firm of Coopers & Lybrand L.L.P. nor any of its partners has a material direct or indirect financial interest in the Company. Representatives of the firm of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to reply to stockholder inquiries.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has approved the selection of Coopers & Lybrand L.L.P. as the Company's auditors and believes that such selection is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends that the stockholders ratify the selection of Coopers & Lybrand L.L.P. as the Company's auditors.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast on the matter at the Annual Meeting is required to ratify the selection of Coopers & Lybrand L.L.P. as the Company's auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY'S AUDITORS.

                                 OTHER BUSINESS

     The Board of Directors has no reason to believe that any other business in addition to the foregoing will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the judgment of the persons named in the accompanying proxy.

VOTING

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as Judges of Election for the meeting.

     The five nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the matter is necessary to approve the actions proposed in Item 2 and as well as any other matter which comes before the Annual Meeting, except where law or the Company's certificate of incorporation or by-laws require otherwise.

     The Judges of Election will count the total number of votes cast "for" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals intended for inclusion in next year's annual meeting proxy statement should be sent to the Secretary of the Company at 100 Minuteman Road, Andover, MA 01810 and must be received by January 5, 1999.

                                 MISCELLANEOUS

     In addition to the solicitation of proxies by mail, management and employees of the Company may also assist in soliciting proxies in person or by mail, telecopy, telephone, telegram and personal interviews for which they will receive no additional compensation. The costs of solicitation of proxies will be borne by the Company.

     Each of the Report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     YOU ARE ENCOURAGED TO EXERCISE YOUR RIGHT TO VOTE BY MARKING THE APPROPRIATE BOXES, AND DATING AND SIGNING THE ENCLOSED PROXY CARD. IT IS NOT NECESSARY TO MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXY CARD MAY BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES. A PROMPT RESPONSE WILL BE HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                                            PICTURETEL CORPORATION

                                            RICHARD B. GOLDMAN
                                            Secretary

April 29, 1998

                                                                 SKU# 1140-PS-98

PCT35 1                          DETACH HERE

                                    PROXY

                            PICTURETEL CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        PICTURETEL CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JUNE 17, 1998
P
       The undersigned hereby appoints Richard B. Goldman and Norman E. Gaut and
R each of them, as attorneys and proxies of the undersigned, with full power of substitution to vote and act in the manner designated on the reverse
O side at the Annual Meeting of Stockholders of PictureTel Corporation (the "Company") to be held on June 17, 1998 at 10:00 a.m. at the World Trade
X Center, 164 Northern Avenue, Boston, Massachusetts and any adjournments thereof, in respect of all of the common stock of the Company as to which
Y the undersigned may be entitled to vote or act, with all powers the undersigned would possess if personally present, and, without limiting the general authorization hereby given, the undersigned directs that his vote be cast as specified in this proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of stock for said meeting.

-----------                                                         -----------
SEE REVERSE  CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE   SEE REVERSE
    SIDE                                                                SIDE
-----------                                                         -----------

]PCT35 3                          DETACH HERE

--- PLEASE MARK
 X  VOTES AS IN
--- THIS EXAMPLE.

   The shares represented hereby will be voted as directed by this Proxy, but IF NO DIRECTIONS ARE INDICATED HEREON THEY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2, AND FOR RECONSIDERATION/ADJOURNMENT
   DEEMED DESIRABLE BY THE COMPANY. This Proxy delegates discretionary authority with respect to other matters that may be presented at the meeting.


                                                                                          FOR      AGAINST   ABSTAIN
   1. Election of Directors.                  2. To ratify the selection of Coopers &    -----      -----     -----
                                                 Lybrand LLP as the Company's auditors   |   |      |   |     |   |
      NOMINEES: Norman E. Gaut,                  for fiscal year 1998.                   -----      -----     -----
      Robert T. Knight, David B. Levi,
      Enzo Torresi and Bruce R. Bond

          -----   FOR    ----- WITHHELD
         |    |   ALL    |   | FROM ALL
          ----- NOMINEES ----- NOMINEES


   -----
   |   |
   ----- -----------------------------------
         FOR ALL NOMINEES EXCEPT NOTED ABOVE


                                                                                             ------
                                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  |    |
                                                                                             ------

                                              Signature(s) must correspond with the name(s) as imprinted hereon. When signed as attorney, executor, administrator,
                                              trustee or guardian, please give full title as such.


Signature:                      Date:         Signature:                      Date:
          ---------------------      -------            ---------------------      -------
